                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13 G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                             CAROLINA FINCORP. INC.
                   ----------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
                     -------------------------------------
                        (Title of Class of Securities)


                                  143874 10 5
                           -------------------------
                                (CUSIP Number)


                    June 13, 1997; September 1 and 3, 1998
        ---------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
[_]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 6 Pages

  CUSIP NO.  143874 10 5
           ---------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Employee Stock Ownership Plan and Trust of Richmond Savings Bank, Inc., SSB 56-1998862
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      North Carolina
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          134,623
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             13,657
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          134,623
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          13,657
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      148,280
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      EP
------------------------------------------------------------------------------

                               Page 2 of 6 Pages
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Item 1(a).     Name of Issuer:
----------     ---------------

               Carolina Fincorp. Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------

               115 South Lawrence Street
               P.O. Box 1597
               Rockingham, North Carolina 28380-1597


Item 2(a).     Name of Person Filing:
----------     ----------------------

               Employee Stock Ownership Plan and Trust of
               Richmond Savings Bank, Inc., SSB


Item 2(b).     Address of Principal Business Office:
----------     -------------------------------------

               115 South Lawrence Street
               P.O. Box 1597
               Rockingham, North Carolina 28380-1597


Item 2(c).     Citizenship:
----------     ------------

               Not Applicable


Item 2(d).     Title of Class of Securities:
----------     -----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
----------     -------------

               143874 10 5


Item 3.        If this statement is filed pursuant to (S)(S)240.13d-1(b)
-------        ---------------------------------------------------------
               or 240.13d-2(b) or (c), check whether the person filing is a:
               -------------------------------------------------------------

         (a)   [_]    Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
         (b)   [_]    Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c).
         (c)   [_]    Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).


                                Page 3 of 6 Pages

         (d)   [_]    Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e)   [_]    An investment advisor in accordance with (S)240.13d-1(b)
                      (1)(ii)(E);
         (f)   [X]    An employee benefit plan or endowment fund in accordance
                      with (S)240.13d-1(b)(1)(ii)(F);
         (g)   [_]    A parent holding company or control person in accordance
                      with (S)240.13d-1(b)(1)(ii)(G);
         (h)   [_]    A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)   [_]    A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)   [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(e), check this box. [_]

Item 4.        Ownership:
-------        ----------

               (a)    Amount Beneficially Owned:   148,280 shares

               (b)    Percent of Class:   7.8%

               (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:  134,623

                      (ii)   shared power to vote or to direct the vote: 13,657

                      (iii)  sole power to dispose or to direct the disposition
                             of:   134,623

                      (iv)   shared power to dispose or to direct the
                             disposition of:   13,657


Item 5.        Ownership of Five Percent or Less of a Class:
-------        ---------------------------------------------

               Not applicable


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
-------        ----------------------------------------------------------------

               Not applicable


                                Page 4 of 6 Pages

Item 7.    Identification and Classification of the Subsidiary Which Acquired
-------    ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           -------------------------------------------------------------

           Not applicable

Item 8.    Identification and Classification of Members of the Group:
-------    ----------------------------------------------------------

           Not applicable


Item 9.    Notice of Dissolution of Group:
-------    -------------------------------

           Not applicable

Item 10.   Certification:
--------   --------------

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    September 21, 1998        /s/ Buena Vista Coggin
                                  ----------------------------------------------
                                  Buena Vista Coggin, not individually but
                                  solely as trustee under that certain Richmond Savings Bank, Inc., SSB Employee Stock Ownership Trust effective as of July 1, 1996 by and between the above signed and
                                  Richmond Savings Bank, Inc., SSB


                                   /s/ Russell E. Bennett, Jr.
                                  ----------------------------------------------
                                  Russell E. Bennett, Jr., not individually but solely as trustee under that certain Richmond Savings Bank, Inc., SSB Employee Stock Ownership Trust effective as of July 1, 1996 by and between the above signed and
                                  Richmond Savings Bank, Inc., SSB

                               Page 5 of 6 Pages

                                 /s/ Joe M. McLaurin
                                 -----------------------------------------------
                                 Joe M. McLaurin, not individually but solely as trustee under that certain Richmond Savings Bank, Inc., SSB Employee Stock Ownership Trust effective as of July 1, 1996 by and between the above signed and Richmond Savings Bank, Inc., SSB

                               Page 6 of 6 Pages